UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g)

OF THE SECURITIES EXCHANGE ACT OF 1934

GCP APPLIED TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	47-3936076
(State of Incorporation or Organization)	(IRS Employer Identification No.)

2325 Lakeview Parkway Alpharetta, Georgia	30009
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

The undersigned registrant hereby amends the Registration Statement on Form 8-A filed by the registrant with the Securities and Exchange Commission on March 15, 2019 as set forth below:

Item 1. Description of Registrant’s Securities to be Registered

On March 15, 2019, the Board of Directors (the “Board”) of GCP Applied Technologies Inc. (“GCP” or the “Company”), a Delaware corporation, declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share and adopted a stockholder rights plan, as set forth in the Rights Agreement dated as of March 15, 2019, (the “Original Rights Agreement”), by and between the Company and Equiniti Trust Company, as rights agent (the “Rights Agent”). On March 13, 2020, the Company entered into the First Amendment to Rights Agreement (the “First Amendment” and together with the Original Rights Agreement, the “Rights Agreement”), by and between the Company and the Rights Agent.

On December 5, 2021, in connection with the execution of the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Cyclades Parent, Inc., a Delaware corporation (“Parent”), Cylades Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and, solely for purposes of Section 8.13 of the Merger Agreement, Compagnie de Saint-Gobain S.A., a société anonyme organized under the laws of France (“Guarantor”), the Company entered into the Second Amendment to Rights Agreement (the “Second Amendment” and together with the Rights Agreement, the “Amended Rights Agreement”), by and between the Company and the Rights Agent, which amends the Rights Agreement.

The Second Amendment, which was approved by the Board, renders the Amended Rights Agreement inapplicable to the Merger Agreement, the execution thereof, and the performance or consummation of the transactions contemplated thereby, including the Merger (as defined in the Merger Agreement). In particular, the Second Amendment provides that none of Guarantor, Parent or Merger Sub, or any of their respective Affiliates or Associates (as such terms are defined in the Rights Agreement), either individually or collectively, shall be deemed to be an Acquiring Person (as defined in the Amended Rights Agreement) as a result of (i) the approval, adoption, execution, delivery and, if applicable, any amendment, of the Merger Agreement or the Voting Agreements (as defined in the Merger Agreement), (ii) the acquisition or the right to acquire beneficial ownership of the common stock of the Company as a result of execution of the Merger Agreement, (iii) the execution and entry of the Voting Agreements by the parties thereto, (iv) the exercise by Parent of its rights under the Merger Agreement and the Voting Agreements, or (v) the public announcement and consummation of the Merger or the other transactions contemplated by the Merger Agreement or the Voting Agreements. Further, the Second Amendment provides that none of the execution, delivery or performance of the Merger Agreement or the Voting Agreements, or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the Voting Agreements, will result in a Shares Acquisition Date (as defined in the Rights Agreement) or Distribution Date (as defined in the Rights Agreement) or permit any Rights to be exercised or exchanged pursuant to the Rights Agreement.

Pursuant to the Second Amendment, the Amended Rights Agreement and the rights issued thereunder will terminate and expire immediately prior to the Effective Time, but subject to the occurrence of the Effective Time without any payment in respect thereof.

The foregoing description of the Second Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the (i) Second Amendment, which is incorporated herein by reference, (ii) the Original Rights Agreement, which was included as an exhibit in the Company’s Form 8-A filing, dated March 15, 2019 and is incorporated herein by reference and (iii) the First Amendment, which was included as an exhibit in the Company’s Form 8-A filing, dated March 13, 2020 and is incorporated herein by reference.

Item 2. Exhibits

1.

Second Amendment to Rights Agreement, dated as of December 5, 2021, between GCP Applied Technologies Inc. and Equiniti Trust Company (incorporated herein by reference to Exhibit 4.1 of the Report on Form 8-K dated December 6, 2021 of GCP Applied Technologies Inc.).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

GCP APPLIED TECHNOLOGIES INC.

Date: December 6, 2021	By:	/s/ Michael W. Valente
Name: Michael W. Valente Title: Vice President, General Counsel and Secretary